Exhibit 99.1
Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

Astec Industries Appoints Mary L. Howell to Board of Directors

CHATTANOOGA, Tenn. (March 1, 2019) – Astec Industries, Inc. (Nasdaq: ASTE) today announced that Mary L. Howell, Founder and Chief Executive Officer of Howell Strategy Group, has been appointed to the Board of Directors, effective immediately. Ms. Howell will join the class of directors standing for election at the 2019 Annual Meeting of Shareholders and will serve as a member of the Audit Committee. With Ms. Howell’s appointment, Astec’s Board has been expanded and is now composed of ten highly qualified and experienced directors, all of whom are independent.
Ms. Howell currently serves as Chief Executive Officer of Howell Strategy Group, an international consulting firm. Previously, she served for 24 years as an officer of Textron Inc., a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses, serving on the Textron Executive Management Committee for over 15 years.
William Gehl, Chairman of Astec’s Board of Directors, said, “We are pleased to welcome a leader of Mary’s caliber to the Board. Her successful career at Textron, along with her experience serving on public company boards, makes Mary a very strong addition to our boardroom. Mary’s appointment also underscores our commitment to ongoing refreshment and enhancing of our Board. We look forward to benefiting from Mary’s deep knowledge and expertise as we continue to execute on our strategic priorities to drive shareholder value.”
Ms. Howell said, “I have long admired Astec’s leading position in global construction equipment manufacturing and am honored to join the Board. I look forward to working with my fellow directors to help guide the Company forward and deliver value to our shareholders.”
About Mary L. Howell
Mary L. Howell has served as Chief Executive Officer of Howell Strategy Group, an international consulting firm, since the firm’s founding in January of 2010. Previously, Ms. Howell served as Executive Vice President of Textron Inc. from 1995 to 2009. She was an officer of that company for 24 years, serving on the Textron Management Committee, which was composed of Textron’s top five executives responsible for the management of the company, for over 15 years. Ms. Howell currently serves as Lead Director of the Board of Directors of Esterline Corporation, an aerospace and defense company. In addition, she serves on the Board of Vectrus, an industry-leading facilities management, logistics and network communications services company, and is a member of the Audit and Compensation Committees and Chairs the Strategy Committee. In 2008, Ms. Howell received the Charles Ruch Semper Fidelis Award and in 2010 became an Honorary Marine for her long-standing commitment to the U.S. Marine Corps and her leadership in various programs that have supported the Marine Corps mission. She graduated from the University of Massachusetts at Amherst with a Bachelor of Science Degree.

About Astec Industries
Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, and water drilling equipment (Energy Group).
The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2017.

For Additional Information Contact:

David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
Or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com